Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Lumen Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share (“Common Stock”)	Rules 457(c) and (h)	2,000,000	$1.85	$3,700,000	0.00011020	$407.74

Total Offering Amounts					$3,700,000		$407.74

Total Fee Offsets							—

Net Fee Due							$407.74

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the Registrant’s Common Stock being registered hereunder includes such indeterminate number of additional shares of the Registrant’s Common Stock as may become issuable pursuant to the Registrant’s Second Amended and Restated 2018 Equity Incentive Plan by reason of any stock dividend, split, recapitalization or other similar transaction effected that results in an increase in the number of shares of outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices for the Registrant’s Common Stock as reported by the New York Stock Exchange on July 31, 2023.